Delisting Determination,The Nasdaq Stock Market, LLC,
May 7, 2009, MRU Holdings, Inc. The Nasdaq Stock
Market, Inc. (the Exchange) has determined to remove from listing the common stock of MRU Holdings, Inc.
(the Company), effective at the opening of the trading session on May 18, 2009. Based on a review of the information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Marketplace Rule
5450(b)(1)(A). (That Marketplace Rule was enumerated as
4450(a)(3) at the time of the determination.)
The Company was notified of the Staffs determination on January 2, 2009. On February 3, 2009, staff notified the
Company that it was subject to delisting for an additional deficiency pursuant to Marketplace Rules 5110(b), 5605(b)(1), and 5605(c)(2). The Company requested a review of the Staffs determination before the Listing
Qualifications Hearings Panel, but withdrew its request for a hearing on February 9, 2009 and trading in the Companys securities was suspended on February 11, 2009. The Staffs Determination to delist the Company became final on February 11, 2009.